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                                                                   Exhibit 21.1



                           ROMAC INTERNATIONAL, INC.

                                  SUBSIDIARIES





Romac USA, Inc., a Florida corporation

Romac Airlines, Inc., a Florida corporation

Romac of Texas, Inc., a Florida corporation

Romac of Texas I, a Texas limited partnership

Uni Quality Systems Solutions, Inc., an Illinois corporation


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